Exhibit 23


            Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of Time Warner Inc. ("Time Warner") on Form S-8 pertaining to the AOL Time Warner Inc. 1994 Stock Option Plan of our reports dated March 9, 2005, with respect to the consolidated financial statements, schedule and supplementary information of Time Warner, Time Warner management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Time Warner included in Time Warner's Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission.

                                                   /s/ Ernst & Young LLP

     New York, New York
     March 9, 2005